EXHIBIT 15.1

True Leaf Pet Brings Quality of Life Hemp Products to 14th Annual Global Pet Expo

Founder and CEO Darcy Bomford to showcase functional pet supplements at industry’s largest expo

VERNON, British Columbia, March 20, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf”) (CSE:MJ) (FSE:TLA) (OTCQB:TRLFF), the quality of life cannabis company for people and their pets, will showcase its hemp-seed based pet supplements this week at the 14th Annual Global Pet Expo from March 21-23, 2018 at the Orange County Convention Center in Orlando, Florida.

True Leaf Pet, a division of True Leaf, pioneered hemp-seed based pet supplements that provide calming support, and promote hip and joint health, and immune and heart function. The company’s True Hemp™ line is one of the first hemp-seed based pet products to be marketed worldwide and is fully legal in Canada and the United States.

True Hemp™ dog chews, dental sticks and supplement oils are currently sold in 1,800 stores worldwide and online on Amazon and WholesalePet.com.

“True Leaf Pet exists to help pets live healthy, happier lives,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “We’re inspired by our pets and their remarkable capacity for unconditional love. True Leaf is dedicated to returning that love through our all-natural, hemp-seed based pet products.”

Global Pet Expo is the pet industry's largest annual trade show featuring the newest, most innovative pet products on the market today. The expo features 16 football fields’ worth of pet products, more than 3,000 product launches, and 270 first-time exhibiting companies. Darcy Bomford and his team will be hosting the True Leaf Pet exhibit at booth #807.

Through its other division, True Leaf Medicine Inc., the company is building a world-class cultivation facility that will provide high quality medicinal cannabis for patients under Health Canada’s Access to Cannabis for Medical Purposes Regulations (ACMPR) program.

True Leaf Pet hemp-seed based pet supplements are available online at www.trueleafpet.ca.

About True Leaf

Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc. The Company’s goal is to provide federally-approved cannabis products that will be sold across Canada and the United States. True Leaf Medicine Inc. was launched in July 2013 to become a licensed producer of medicinal cannabis for the Canadian market. True Leaf Medicine Inc. has been granted approval by Health Canada to build its grow facility and will be subject to a Health Canada inspection upon completion to allow for the cultivation, manufacture, and distribution of cannabis products. Currently, True Leaf does not have a license to produce cannabis.

Established in 2015, True Leaf Pet Inc. markets hemp-seed based products for the pet industry. The Company launched the True Hemp™ pet supplement line in Canada, the United States, and Europe, becoming one of the first hemp-seed based pet product lines to be marketed worldwide. True Hemp™ North American products are free of CBD and THC.

About Global Pet Expo

Global Pet Expo, the pet industry’s largest annual trade show, is presented by the American Pet Products Association (APPA) and Pet Industry Distributors Association (PIDA). The 2017 Show featured 1,130 exhibitors, 3,437 booths and more than 3,000 new product launches. Additionally, 6,761 pet product buyers from around the world attended. Global Pet Expo is open to independent retailers, distributors, mass-market buyers, and other qualified professionals. The 2018 Show will take place March 21-23, in Orlando, FL at the Orange County Convention Center. For more information, visit www.globalpetexpo.org.

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf Pet

trueleafpet.ca

twitter.com/trueleafpet

facebook.com/trueleafmedicine

instagram.com/trueleafpet